CONFIDENTIAL

Via Email

Katy Dickson
Chairman of the Board
Black Rifle Coffee Company
1144 S 500 W
Salt Lake City, UT 84101

    Re: Black Rifle Coffee Co. – Interim Chief Financial Officer

Dear Mr. Davin,

This letter confirms the engagement of Mark Weinsten of Berkeley Research Group, LLC (“BRG”) as Interim Chief Financial Officer and Treasurer (“Interim CFO”) for Authentic Brands LLC, and its public company parent, BRC Inc. (collectively with its designated affiliates, the “Company”). The Interim CFO role will commence upon the departure of the existing Chief Financial Officer, estimated to be August 11, 2023. The Interim CFO’s engagement team will include professional staff from BRG (the “Additional Personnel”). This letter and any attachments set forth the agreement (“Agreement”) between the parties.

SCOPE OF SERVICES

The Company has requested that Mark Weinsten serve as Interim CFO. Mr. Weinsten and Additional Personnel provide the following professional services as independent consultants (“Services”):

•Provide management and oversight to the finance organization;
•Provide financial support to various Company strategic and operational initiatives;
•Oversee preparation and review of financial reporting that is provided to internal management as well as external parties;
•Support any transactions that the Company may consider;
•Participate in regular update meetings with investors, lenders and other constituent parties;
•Provide other services as requested by the Board of Directors.

The Company agrees that (i) Mr. Weinsten will provide Services as Interim CFO as required, and (ii) the Interim CFO may retain as consultants on behalf of the Company other members or employees of BRG. The Company agrees that the Interim CFO will continue as an employee of BRG and may continue to provide his services to other companies during the term of this Agreement. The Company acknowledges that since the Interim CFO is an employee of BRG, BRG must release the Interim CFO from his full-time obligations to BRG in order for the Interm CFO to perform Services hereunder, and therefore to compensate BRG for the loss of full-time access to the Interim CFO or any Additional Personnel providing Services hereunder, all payments for the time charges of the Interim CFO or Additional Personnel providing Services hereunder to Company shall be made to BRG.

The Interim CFO and Additional Personnel who provide Services to the Company under this Agreement are independent contractors and are not, and will not be deemed to be employees of the Company.

FEES & EXPENSES

The Company shall compensate BRG in the amount of $200,000 per month for the Interim CFO's Services on this engagement, which shall be prorated as appropriate for the start and end dates of the engagement. Professional fees for Additional Personnel will be based on the actual hours charged at BRG's standard hourly rates which are in effect when the Services are rendered ("Professional Fees"). Hourly rates may change in the future from time to time and are typically adjusted annually. BRG's current hourly rates are as follows:

Managing Directors	$1,050 – $1,250
Directors & Associate Directors	$810 – $990
Professional Staff	$395 – $795
Support Staff	$175 – $350

In addition to Professional Fees, BRG will be reimbursed for direct out-of-pocket expenses including, but not limited to, travel, costs of reproduction, typing, research, communications, computer usage, legal counsel, any applicable sales or excise taxes, and other direct expenses, plus an amount equal to six percent (6%) of BRG’s Professional Fees to cover internal project related expenses (including but not limited to technology, fax, phone, supplies, and photocopies). BRG will provide a reasonably itemized statement of expenses incurred on this engagement, and shall provide copies of original invoice or other documentation on itemized expenses over $75 upon request. Client shall reimburse BRG for reasonable itemized expenses less than $75 without a copy of the original invoice or other documentation.

BRG will bill for Services every two (2) weeks and will provide customary descriptions regarding the Services rendered. BRG will provide additional details regarding Services rendered upon request by Client. BRG’s invoices statements shall be paid within seven (7) days of the invoice date. Client agrees that it will review BRG’s invoices upon receipt and will advise BRG of any objection to or dispute with the invoice and the work reflected in the invoice within seven (7) days of the invoice date.

Without liability, BRG reserves the right to withhold delivery of Services, testimony, reports or data (written or oral), or suspend work, if the account on this engagement is not current. A late payment charge of one percent (1%) per month (or the maximum rate permitted by law, whichever is less) may be added to any outstanding invoices that are past due.

Please remit payments by wire to: Account Name: Berkeley Research Group, LLC Account No: 8026286672 Bank: PNC Bank, N.A. ABA No: 031207607 remitadvice@thinkbrg.com

COMPLETION FEE

The Company shall pay a Completion Fee of $100,000 upon the completion of the Interim CFO role if that role terminates within three months after initiated or if a new permanent CFO has been retained or is in the process of being retained within the three month period but not starting for a period up to 30 days after the three month period. In the event that the Services are provided for a period less than three months, the Completion Fee shall be pro-rated to reflect the period of time the Services were provided ie if the Services are provided for 45 days, the completion fee shall be

50% of $100,000 or $50,000. The Completion Fee will increase by $75,000 for every subsequent month the Interim CFO is providing the Services.

CASH ON ACCOUNT

Initially, the Company will forward to BRG the amount of $200,000, which funds will be held “on account” to be applied to BRG’s Professional Fees, charges and disbursements for the engagement (the “Initial Cash on Account”). This initial $200,000 will be offset by any previous fees that the Company has “on account”. To the extent that this amount exceeds BRG’s fees, charges and disbursements upon the completion of the engagement, BRG will refund any unused portion. The Company agrees to increase or supplement the Initial Cash on Account from time to time during the course of the engagement in such amounts as the Company and BRG mutually shall agree are reasonably necessary to increase the Initial Cash on Account to a level that will be sufficient to fund Professional Fees, charges, and disbursements to be incurred.

Upon transmittal of an invoice, BRG may immediately draw upon the Initial Cash on Account (as replenished from time to time) in the amount of the invoice. The Company agrees upon submission of each such invoice to promptly wire the invoice amount to BRG as replenishment of the Initial Cash on Account (together with any supplemental amount to which BRG and the Company mutually agree), without prejudice to the Company’s right to advise BRG of any differences it may have with respect to such invoice. BRG has the right to apply to any outstanding invoice (including amounts billed prior to the date hereof), up to the remaining balance, if any, of the Initial Cash on Account (as may be supplemented from time to time) at any time subject to (and without prejudice to) the Company’s opportunity to review BRG’s invoices.

COMPANY RESPONSIBILITIES

The Company will undertake responsibilities to (a) provide reliable and accurate detailed information, materials, and documentation and (b) make decisions and take future actions, as the Company determines in its sole discretion, on any recommendations made by the Interim CFO in connection with this Agreement. BRG’s delivery of services and the fees charged are dependent on the Company’s timely and effective completion of its responsibilities and timely decisions and approvals made by the Company’s management.

In connection with any Chapter 11 filing, the Company shall apply promptly to the Bankruptcy Court for approval of the Company’s retention of the Interim CFO and BRG under the terms of this Agreement. The form of retention application and proposed order shall be reasonably acceptable to BRG. BRG shall have no obligation to provide any further Services if the Company becomes a debtor under the Bankruptcy Code unless BRG’s retention under the terms of this Agreement is approved by a final order of the Bankruptcy Court reasonably acceptable to BRG. The Company shall assist, or cause its counsel to assist, with filing, serving and noticing of papers related to BRG’s fee and expense applications. The Interim CFO and BRG reserve the right to request approval of additional compensation in circumstances where extraordinary results may warrant such additional compensation.

CONFIDENTIALITY

BRG shall not disclose any confidential or privileged information to any third party; provided, however, that BRG may disclose confidential or privileged information (a) to BRG’s employees, affiliates, vendors or agents who provide Services in connection with this engagement, (b) with Client’s written consent, or (c) when legally required to do so. Both parties agree that confidential and proprietary information will not be construed to include information that is available from public sources or sources not subject to obligations of confidentiality to Client. Work papers associated with BRG’s consulting Services are the confidential property of BRG.

CONFLICTS OF INTEREST

BRG is engaged by many other companies and individuals. It is possible that some of BRG’s past, current or future clients had, have or may have disputes or other matters that are adverse to or may not be consistent with the interests of Client. BRG reserves the right to undertake unrelated engagements during and after this engagement by Client, consistent with BRG’s internal policies. BRG will not be required to disclose any such unrelated engagements to Client. BRG will institute procedures to protect the confidentiality of information provided by Client in the course of this engagement.

ARBITRATION

This Agreement shall be interpreted and controlled by the laws of the state of Delaware. Any controversy, dispute, or claim between Client on the one hand and BRG on the other hand of whatever nature arising out of, in connection with, or in relation to the interpretation, performance or breach of this agreement, including any claim based on contract, tort, or statute, (“Claims”) shall be resolved at the request of any party to this agreement, by final and binding arbitration, administered either by (a) Judicial Arbitration & Mediation Services, Inc. (JAMS), pursuant to Streamlined Arbitration Rules & Procedures or (b) the American Arbitration Association (“AAA”) (with a sole arbitrator) in accordance with its Commercial Arbitration Rules, and judgment upon any award rendered by the arbitrator may be entered by any State or Federal Court having jurisdiction thereof. Any such arbitration shall take place exclusively in Massachusetts. The prevailing party shall be entitled to reasonable attorneys’ fees and costs incurred in any arbitration or litigation brought in connection with this Agreement, as well as reasonable attorneys’ fees and costs incurred in appealing or in connection with any action to enforce any judgment entered by the arbitrator in any court having jurisdiction. If a party to any arbitration proceeding filed in connection with this Agreement fails to pay any costs of the arbitration required to be paid by such party in the time required for payment, the arbitrator is authorized to provide an appropriate remedy, including an entry of a default and an arbitration award on the merits against such party.

INDEMNIFICATION & LIMITATION OF LIABILITY

The Company shall indemnify, hold harmless and defend the Interim CFO, Additional Personnel, and BRG and its affiliates partners, directors, officers, employees and agents (collectively, the “BRG Parties”) from and against all claims, liabilities, losses, expenses and damages arising out of or in connection with the engagement of the Interim CFO and BRG that is the subject of this Agreement. The Company shall pay damages and expenses, including reasonable legal fees and disbursements of counsel as incurred in advance.

In addition to the above indemnification and advancement, any BRG employees serving as directors or officers of the Company or affiliates will receive the benefit of the most favorable indemnification and advancement provisions provided by the Company to its directors, officers and any equivalently placed employees, whether under the Company’s charter or by-laws, by contract or otherwise.

The Company shall specifically include and cover the Interim CFO and any other employees and agents serving as directors or officers of the Company or affiliates from time to time with direct coverage under the Company’s policy for liability insurance covering its directors, officers and any equivalently placed employees (“D&O insurance”). Prior to accepting any officer position, the Company shall, at the request of BRG, provide BRG a copy of Company’s current D&O policy, a certificate(s) of insurance evidencing the policy is in full force and effect, and a copy of the signed board resolutions and any other documents as BRG may reasonably request evidencing the appointment and coverage of the indemnitees. Company will maintain such D&O insurance coverage for the period through which claims can be made against such persons. Company disclaims a right to distribution from the D&O insurance coverage with respect to such persons. In the event that the Company is unable to include BRG employees and agents under the Company’s policy or does not have first dollar coverage acceptable to BRG in effect for at least $10 million (e.g., there are outstanding or threatened claims against officers and directors alleging prior acts that may give rise to a claim), BRG may, at its option, attempt to purchase a separate D&O insurance policy that will cover BRG employees and agents only. The cost of the policy shall be invoiced to the Company as an out-of-pocket expense. If BRG is unable or unwilling to purchase such D&O insurance, then BRG reserves the right to terminate the Agreement.

Notwithstanding any other provision in this Agreement to the contrary, the Company’s indemnification and advancement obligations shall be primary to (and without allocation against) any similar indemnification and advancement obligations of BRG, its affiliates and insurers to the indemnitees (which shall be secondary), and the Company’s D&O insurance coverage for the indemnitees shall be specifically primary to (and without allocation against) any other valid and collectible insurance coverage that may apply to the indemnitees (whether provided by BRG or otherwise).

IN NO EVENT SHALL THE COMPANY, THE INTERIM CFO, ADDITIONAL PERSONNEL, BRG OR BRG PERSONNEL WHO SERVE AS OFFICERS OF THE COMPANY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, OR CONSEQUENTIAL DAMAGES OF ANY KIND IN CONNECTION WITH THIS AGREEMENT, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE INTERIM CFO AND BRG SHALL NOT BE LIABLE TO THE COMPANY, OR ANY PARTY ASSERTING CLAIMS ON BEHALF OF THE COMPANY, EXCEPT FOR DIRECT DAMAGES FOUND IN A FINAL DETERMINATION TO BE THE DIRECT RESULT OF THE BAD FAITH, SELF-DEALING, OR INTENTIONAL MISCONDUCT OF BRG. BRG’S AGGREGATE LIABILITY, WHETHER IN TORT, CONTRACT, OR OTHERWISE, IS LIMITED TO THE AMOUNT OF FEES PAID TO BRG FOR SERVICES UNDER THIS AGREEMENT (THE “LIABILITY CAP”). THE LIABILITY CAP IS THE TOTAL LIMIT OF BRG’S AGGREGATE LIABILITY FOR ANY AND ALL CLAIMS OR DEMANDS BY ANYONE PURSUANT TO THIS AGREEMENT, INCLUDING LIABILITY TO THE COMPANY, TO ANY OTHER PARTIES HERETO, AND TO ANY OTHERS MAKING CLAIMS RELATING TO THE WORK PERFORMED BY BRG PURSUANT TO THIS AGREEMENT. ANY SUCH CLAIMANTS SHALL ALLOCATE ANY AMOUNTS PAYABLE BY BRG AMONG THEMSELVES AS APPROPRIATE, BUT IF THEY CANNOT AGREE ON THE ALLOCATION IT WILL NOT AFFECT THE ENFORCEABILITY OF THE LIABILITY CAP. UNDER NO CIRCUMSTANCES SHALL THE AGGREGATE OF ALL SUCH ALLOCATIONS OR OTHER CLAIMS AGAINST BRG PURSUANT TO THIS AGREEMENT EXCEED THE LIABILITY CAP.

TERMINATION

Client or BRG may terminate this engagement upon seven (7) days’ written notice. In the event the engagement is terminated prior to the completion of Services, Clients agrees to pay BRG for all Professional Fees and expenses incurred through the termination date.

OTHER TERMS

The Company agrees that if any members or employees of BRG are required to testify at any administrative or judicial proceeding relating to this engagement, whether during or after the term, the Interim CFO and BRG will be compensated by the Company for associated time charges at the regular hourly rates for such personnel, in effect at the time, and reimbursed for reasonable out-of-pocket expenses, including counsel fees and expenses.

The interpretation and application of the terms of this Agreement shall be governed and construed in accordance with the laws of the state of Delaware. The prevailing party shall be entitled to reasonable attorneys’ fees and costs incurred in any litigation brought in connection with this Agreement, as well as reasonable attorneys’ fees and costs incurred in appealing or in connection with any action to enforce any judgment entered in any court having jurisdiction.

The waiver by any party and the breach of any of the provisions of this Agreement shall not operate or be construed as a waiver of any subsequent breach hereof. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, assigns, legal representatives, executors, administrators and heirs. The parties may not assign this Agreement or any rights or obligations hereunder to any party without the prior written consent of the other parties. Each of the provisions of this Agreement is a separate and distinct agreement and independent of all others, so that if any provision hereof shall be held to be invalid or unenforceable for any reason, such invalidity or enforceability shall not affect the validity or enforceability of any other provisions hereof. No amendment or modification of this Agreement shall be effective unless in writing and signed by both parties hereto.

The Company warrants that it has all necessary right, power and authority to enter into and perform this Agreement and that the execution, delivery and performance by the Company of this Agreement will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to the Company, (b) violate any judgment, decree, order or award of any court, governmental body or arbitrator applicable to the Company or (c) conflict with or violate any agreement to which the Company is a party or by which it is bound.

* * * *

We look forward to working with you on this matter. Please sign and return a copy of this agreement signifying your agreement with the terms and provisions herein.

Sincerely,

/s/ Mark Weinsten

Mark Weinsten
Managing Director

AGREED AND ACCEPTED:

Authentic Brands LLC

By_____ /s/ Tom Davin ________________     Dated___8/8/2023_____________
Tom Davin, Co-CEO